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                    ACCUSTAFF INCORPORATED AND SUBSIDIARIES

                 EXHIBIT 11--COMPUTATION OF PER SHARE EARNINGS
                      SUMMARY CONSOLIDATED FINANCIAL DATA

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                                                                 FISCAL
                                                          ---------------------
                                                           1996    1995   1994
                                                          ------- ------ ------
Weighted average number of common shares and common
 share equivalents outstanding..........................   87,610 59,580 45,629
Additional shares deemed outstanding for:
 Stock options..........................................    4,437  2,513  1,412
 Convertible debt.......................................    8,363  4,286  2,030
                                                          ------- ------ ------
Primary and fully diluted weighted average number of
 common shar and common share equivalents...............  100,410 66,379 49,071
                                                          ======= ====== ======
Net Income..............................................   27,942 26,069 12,078
Preferred stock dividend requirement....................      --     --    (175)
Add back of interest expense attributable to convertible
 debentures deemed converted............................    3,680    885     62
                                                          ------- ------ ------
Net Income attributable to common shares................   31,622 26,954 11,965
                                                          ------- ------ ------
Earnings per share of common shares and common share
equivalents.............................................  $  0.31 $ 0.41 $ 0.24
                                                                  ====== ======
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